Exhibit 10.3

CONSULTING AGREEMENT

CONSULTING AGREEMENT, effective as of February 22, 2011 (this “Agreement”), between Yitz Grossman, an individual residing at _______________________________________ (the “Consultant”), and Game Face Gaming, Inc., a Florida corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to engage the Consultant as a consultant for the purposes of providing technical consulting services to the Company, and the Consultant desires to accept such engagement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; DUTIES; TERM

1.1           Engagement.  The Company hereby retains the Consultant as a consultant, which engagement the Consultant hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth. The Consultant is an independent contractor and not an employee of the Company.

1.2           Duties.  The Consultant agrees to provide consulting services as the Company may reasonably request from time to time. The Consultant agrees to use his best efforts to supply such services in a professional and diligent manner, and to devote as much time and effort as is necessary to perform such services. The services to be rendered to the Company by the Consultant hereunder shall include, without limitation, the following:  a) developing an in-depth familiarization with the Company’s business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof; (b) advising the Company with respect to its corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.; and (c) introducing the Company to some of its contacts which may have an interest in investing in the Company.

The services to be rendered by the Consultant to the Company shall under no circumstances include (a) any activities which could be deemed by the Securities and Exchange Commission (“SEC”) to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934; (b) any activities which could be deemed by the SEC to be in connection with the offer or sale of securities; or (c) any activities which directly or indirectly promote or maintain a market for the Company's securities.

1.3           Term.  The term of engagement shall commence as of the date first written above and shall continue on a month to month basis.

ARTICLE II
 COMPENSATION

2.1           Base Compensation.  The compensation (the “Compensation”) to be paid by the Company to the Consultant shall be equal to Ten Thousand ($10,000) per each month to be paid bi-monthly on the 1st and 15th business day of each month, commencing upon the earlier to occur of (i) the consummation by the Company of equity financings (including financings with an equity component) resulting in gross proceeds to the Company of no less than $2,000,000 or (ii) the first full month in which the Company has in the aggregate 15,000 paying subscribers.

2.2           Business Expenses.  The Company shall reimburse the Consultant for reasonable and necessary business expenses incurred by the Consultant in connection with the performance of his duties under this Agreement, so long as such as expenses are pre-approved in writing by the Company and the Consultant presents to the Company appropriate documentation for such expenses.

ARTICLE III
TERMINATION

3.1           Termination with Cause. The Consultant's engagement hereunder may be terminated by the Company for Cause (hereafter defined) at any time immediately upon written notice from the Company to the Consultant.  For purposes hereof, “Cause” shall mean any one of the following: (i) willful and continuing disregard of his responsibilities or material breach by the Consultant of this Agreement, which continues and remains uncured for ten (10) days after delivery to the Consultant of written notice thereof specifying in reasonable detail the specific nature of such breach or disregard of his responsibilities or (ii) fraud, embezzlement, conviction of a felony or serious crime.

3.3           Compensation Upon Termination.  If the Consultant’s engagement is terminated by the Company or Consultant or otherwise ceases providing services to the Company, the Company shall pay to the Consultant the Compensation accrued through the date of termination.

ARTICLE IV
REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

4.1           Consultant Representation.  The Consultant represents that the Consultant’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any employment, consulting, or other agreement nor a breach of any non-competition or similar agreement.

4.2           Non-Competition.  (a)  The Consultant agrees that during the term of his consultancy with the Company and for the period of one and a half years (1.5) years thereafter, he will not engage, directly or indirectly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or consultant, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the “Business of the Company”  (with such term being defined below) as now being conducted and as proposed to be conducted.  The Consultant acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the Consultant from competing with the Company anywhere in such territory. This Section shall not apply to the Consultant’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange.

(b)           During the term of his consultancy and for the period of three (3) years thereafter, the Consultant agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees, agents or consultants of the Company, or any person who was such during the period Consultant was performing services to the Company, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

(c)           The Business of the Company shall mean a non-wagering, non-games of chance (such as chess, poker, and backgammon), multi-platform, multiplayer and social, game software platform.

4.3           Confidential Information.

(a)  The Consultant agrees that he shall hold in strict confidence and shall not at any time during or after his engagement with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof.  All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Consultant's possession shall be delivered by the Consultant to the Company upon request therefor by the Company or automatically upon the termination of this Agreement.

(b)          For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Consultant develops or which the Consultant obtains knowledge of or access to through or as a result of the Consultant’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company.  Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Consultant of his obligations hereunder.

(c)          At the end of the consultancy by the Consultant to the Company or upon the request of the Company at anytime, the Consultant (i) shall promptly deliver to the Company all documents or other materials constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of the Consultant and (ii) shall destroy materials generated by the Consultant that include or refer to any part of the Confidential Information, without retaining a copy of any such material.

4.4         Work Product

(a)           If at any time during the term, Consultant shall (either alone or with others) make, conceive, create, author, discover, invent or reduce to practice any Development (as defined below) that: (a) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company; or (b) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and  exclusive property of the Company and its assigns, as works made for hire or otherwise.  Consultant shall promptly disclose to the Company (or any persons designated by it) each such Development.  Consultant hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, patents, copyrights, trade secrets, trademarks and other intellectual property rights) Consultant may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. Consultant will keep and maintain adequate and current written records of all Developments made by him (in the form of notes, sketches, drawings and other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times. “Development” shall mean any invention, modification, discovery, design, development, process, software program, work of authorship, documentation, formula, data, technique, know-how, show-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under patent, copyright, trademark or similar statutes or subject to analogous protection).

(b)           Consultant understands that his duties may include the preparation of works, including written or graphic materials, and that each such work has been or will be prepared as an employee within the scope of his consultancy, and constitutes a “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. § 101 et seq.  Consultant understands that copyright protection subsists in each “work made for hire” and that the Company is considered the author of each “work made for hire” and exclusively owns all of the rights comprised in each copyright, including but not limited to renewals and amendments.  Consultant understands that as owner of each copyright, the Company has the exclusive rights to do and to authorize the actions enumerated in 17 U.S.C. § 106, including but not limited to the right to reproduce, distribute and publicly display the copyrighted work.

(c)           Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant will confirm any such waivers and consents from time to time as requested by the Company.

(d)           Consultant shall not incorporate into any Development any discovery, process, design, software code, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by him (whether solely or jointly with others) which does not result from any work performed by him for the Company or which Consultant made prior to employment by the Company (“Other Inventions”).  Consultant will notify the Company in writing before Consultant makes any disclosure or performs work on behalf of the Company that appears to threaten or conflict with any Other Inventions.

(e)           Consultant shall, during the term and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

(a)
to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same;

(b)
to defend any judicial, opposition or other proceedings in respect of such application and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection; and

(c)
to evidence, perfect, maintain, defend and enforce all of Company’s rights in patents, copyrights, trademarks, trade secrets, or other intellectual property rights relating to the Developments in any and all countries.

(e) If the Company is unable, after reasonable effort, to secure his signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of his or her physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by him.  The Company acknowledges that the scope of the agency and power of attorney created by this Section is limited to the furtherance of the prosecution and issuance of patent, copyright or trademark registrations or other legal protection thereon.

4.5           Remedies.  The Consultant agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Agreement are under all of the circumstances reasonable and necessary for the protection of the Company and its business.  In the event that the Consultant shall breach or threaten to breach any of the provisions hereof, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE V
MISCELLANEOUS

5.1           Entire Agreement.  This Agreement constitutes the entire understanding between the Company and the Consultant with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Consultant and the Company concerning the subject matter hereof, all of which are merged herein.

5.2           Successors.  This Agreement shall be binding upon and inure to the benefit of the Consultant and his heirs and personal representatives, and the Company and its successors and assigns.

The Consultant agrees and acknowledges that all references to the "Company" in Article IV above shall apply in all respects to Lemberg Consulting, Inc. as well as all Confidential Information and Developments the Consultant received, developed, acquired, obtained or otherwise, as the case may be, prior to the assignment he made to Lemberg Consulting.

5.3           Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above.  Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

5.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles.

5.5           Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Consultant.

5.6           Headings.  The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

5.7           Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

COMPANY:

GAME FACE GAMING, INC.

By:	/s/ Felix Elinson
Name:	Felix Elinson
Title:	Chief Executive Officer

CONSULTANT:

By:	/s/ Yitz Grossman
Name:	Yitz Grossman